UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 12, 2007

UNIVERSAL HOSPITAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20086	41-0760940
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

7700 France Avenue South, Suite 275
Edina, Minnesota 55435-5228
(Address of principal executive offices)
(Zip Code)

952-893-3200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 DISCLOSURE OF OTHER EVENTS

On October 12, 2007 the Advanced Wound Management Division of Smith & Nephew, Inc. (LSE:  SN; NYSE:  SNN) announced that it had reached an agreement with Universal Hospital Services, Inc. (“UHS”) to bring their negative pressure wound therapy (“NPWT”) products to the U.S. acute care hospital market through UHS, tapping into UHS’s more than 65 years of experience renting, managing and servicing medical equipment to the U.S. health care industry.

The distribution agreement covers Smith & Nephew's EZCARE™ and V1STA™ product systems focusing on the U.S. Acute Care market.  UHS will support Smith & Nephew's clinical platform in providing comprehensive wound rentals, logistics and distribution support to customers.

UHS is a leading medical equipment lifecycle services company in the U.S., operating through more than 80 offices and serving health care customers in all 50 states and the District of Columbia.  UHS’s diverse customer base includes more than 3,800 acute care hospitals.  The combination of Smith & Nephew's newly acquired NPWT product portfolio, with the medical equipment management and logistics support of UHS, is intended to provide customers with the most efficient access to this advanced technology for the solution of their wound care needs.

Joe Woody, President of the Advanced Wound Management Division said, "I believe this alliance allows us to deliver our innovative customer solutions with the right customer focus."  Robin Carlstein, Senior Vice President - NPWT Strategic Business Unit added, "This is a great combination of two companies providing leadership in their respective business areas; Smith & Nephew in wound management and UHS’s medical equipment management and logistics expertise."

Gary D Blackford, Chairman and CEO of UHS commented, "Our new relationship with Smith & Nephew will bring more competition in the area of equipment based wound care therapies, and more comprehensive solutions for the treatment of wounds for patients. This is a win for both patients and caregivers."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Hospital Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2007	UNIVERSAL HOSPITAL SERVICES, INC.

By: /s/ Rex T. Clevenger
Rex T. Clevenger
Executive Vice President and
Chief Financial Officer

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